                                                                    EXHIBIT 99.1

                        AMERICAN CLAIMS EVALUATION, INC.
                  REPORTS SECOND QUARTER AND SIX MONTH RESULTS

JERICHO, NY, November 10, 2004: American Claims Evaluation, Inc. (NASDAQ:AMCE)
announced revenues of $574,117 and a net loss of $271,114 ($.06 net loss per share) for the six month period ended September 30, 2004 as compared to revenues of $614,364 and a net loss of $200,745 ($.05 net loss per share) for the six months ended September 30, 2003. Revenues decreased as a result of a reduction in cases referred to the Company for vocational rehabilitation services.

                                                   Three Months Ended                   Six Months Ended
                                            ----------------------------------  ---------------------------------
                                                09/30/04         09/30/03          09/30/04         09/30/03
                                            ----------------------------------  ---------------------------------
                                                       (Unaudited)                          (Unaudited)

Revenues                                         $  286,927       $  308,615        $  574,117       $  614,364

Operating loss                                     (162,005)        (132,463)         (309,732)        (245,710)

Loss before income tax expense                     (136,771)        (110,914)         (269,114)        (196,745)

Net loss                                         $ (137,771)      $ (111,914)       $ (271,114)      $ (200,745)

Net loss per share - basic                       $    (0.03)      $    (0.03)       $    (0.06)      $    (0.05)
                                            ==================================  =================================
Net loss per share - diluted                     $    (0.03)      $    (0.03)       $    (0.06)      $    (0.05)
                                            ==================================  =================================
Weighted average shares - basic                   4,859,800        4,259,800         4,659,800        4,259,800
Weighted average shares - diluted                 4,859,800        4,259,800         4,659,800        4,259,800

American Claims Evaluation, Inc., through its wholly owned subsidiary, RPM
Rehabilitation & Associates, Inc., offers a full range of vocational rehabilitation and disability management services.

For further information contact: Gary J. Knauer, Chief Financial Officer,
American Claims Evaluation, Inc., One Jericho Plaza, Jericho, NY 11753;
telephone number (516) 938-8000.

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